Exhibit 5.1

Attorneys At Law

1025 Thomas Jefferson Street, NW | Suite 400 West Washington, DC 20007-5208 202.965.8100 | fax 202.965.8104 www.carltonfields.com Atlanta Florham Park Hartford Los Angeles Miami New York Orlando
W. Thomas Conner Shareholder 202.965.8139 Direct Dial TConner@carltonfields.com	Tallahassee Tampa Washington, DC West Palm Beach

January 16, 2024

GraniteShares LLC

as Sponsor to GraniteShares Platinum Trust

205 Hudson Street, 7th Floor

New York, New York 10013

Ladies and Gentlemen:

We have acted as special counsel to GraniteShares Platinum Trust, a business trust formed under the laws of the State of New York (the “Trust”), in connection with the Trust’s filing on January 16, 2024 with the Securities and Exchange Commission (the “Commission”) of its Registration Statement on Form S-1 (the “Registration Statement”), including the prospectus in Part I of the Registration Statement (the “Prospectus”), under the Securities Act of 1933, as amended (the “Securities Act”), for the purpose of registering an indeterminate number of units of fractional undivided beneficial interest in the net assets of the Trust (the “Shares”) for issuance and sale as described in the Registration Statement.

This opinion is being furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), promulgated under the Securities Act, in connection with the Registration Statement.

GraniteShares LLC, a Delaware limited liability company, in its capacity as the sponsor of the Trust (the “Sponsor”), has requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement. In connection with rendering this opinion, we, as your counsel, have examined: (a) the Registration Statement, (b) the Depositary Trust Agreement between the Sponsor and The Bank of New York Mellon, as trustee (the “Trustee”), dated as of January 11, 2018 (the “Depository Trust Agreement”), (c) the Allocated Platinum Account Agreement between the Trustee and ICBC Standard Bank PLC, as custodian (the “Custodian”), dated as of January 11, 2018, (d) the Unallocated Platinum Account Agreement between the Trustee and the Custodian, dated as of January 11, 2018, and (e) such other instruments, documents, records, and other instruments of the Trust and others as we, in our professional judgment, have deemed necessary or appropriate for the purpose of rendering the opinion set forth below.

Carlton Fields, P.A.

Carlton Fields practices law in California through Carlton Fields, LLP

January 16, 2024 Page 2

In rendering this opinion, we have assumed (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the accuracy and completeness of all documents and records that we have reviewed, (iv) the authenticity of the documents purporting to be originals, and (v) the conformity to originals of all documents submitted to us as copies. We have further assumed that neither the Trust nor the Trustee has taken any action to terminate the Trust and that the Trustee has the power and authority to perform its obligations under the Depository Trust Agreement. As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents and other communications from public officials, and officers and the Trustee of the Trust. Our opinion, as set forth herein, is based on facts in existence on the date hereof, and is limited to the laws of the State of New York that are applicable to the issuance of units of fractional undivided beneficial interest in the net assets of business trusts. We express no opinion with respect to any other laws or regulations. Without limiting the generality of the foregoing, we express no opinion as to any state securities or broker-dealer laws or regulations thereunder relating to the offer, issuance and sale of the Shares.

Based upon and subject to the foregoing and the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that, when the Registration Statement is made effective by the Commission or otherwise pursuant to the rules and regulations of the Commission, and when the Shares have been issued and delivered against payment therefor in accordance with the terms of the Depository Trust Agreement, referred to in the Prospectus which is part of the Registration Statement, the Shares will have been validly issued and non-assessable.

This opinion is limited to the laws in effect as of the date hereof and we undertake no responsibility to update or supplement this opinion after the date hereof.

This opinion is rendered in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption “Legal Matters,” and in any revised or amended versions thereof. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. Except as specifically authorized above in this paragraph, this opinion is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any government agency or any other person, without, in each case, our prior written consent.

This opinion is given to you as of the date hereof, and we assume no obligation to advise you of any change that may hereafter be brought to our attention. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Very truly yours,

CARLTON FIELDS, P.A.

By:	/s/ W. Thomas Conner
W. Thomas Conner

Carlton Fields, P.A.

Carlton Fields practices law in California through Carlton Fields, LLP